As filed with the Securities and Exchange Commission on August 9, 2001
                                            Registration Statement No. 333-55274


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
--------------------------------------------------------------------------------


                                 Amendment No. 1
                                       to
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          ----------------------------
                               VentureDrive, Inc.
                 (Name of Small Business Issuer in its Charter)
                             -----------------------

          Delaware                      541611                    N/A
 (State or Jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization     Classification Number)    Identification No.)
                          ----------------------------

                    2275 Lakeshore Boulevard West, Suite 304
                        Toronto, Ontario, Canada M8V 3Y3
                                 (416) 255-5113

          (Address and telephone number of principal executive offices)
                           --------------------------
                          Peter J. Hamilton, President
                               VentureDrive, Inc.
                    2275 Lakeshore Boulevard West, Suite 304
                        Toronto, Ontario, Canada M8V 3Y3
                                 (416) 255-5113

            (Name, address and telephone number of agent for service)

                          ----------------------------

                                   Copies to:


                             Andrew D. Hudders, Esq.
                                 Graubard Miller
                                600 Third Avenue
                               New York, NY 10016
                            Telephone: (212) 818-8800
                            Facsimile: (212) 818-8881



APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                      -------------------------------------

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
[  ]

         If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting under Section 8(a), may determine.

         Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any state.


                              SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED AUGUST 9, 2001


                               VentureDrive, Inc.


         Up to 2,000,000 shares of our common stock are being sold by certain of the officers of VentureDrive on a self-underwritten basis, with no minimum. The offering will commence on the date of this prospectus and will continue for nine months or until all the shares offered are sold, if earlier. We will not escrow the funds received in the purchase of our common stock. We will issue certificates for common stock purchased within ten business days after receipt of a fully executed subscription agreement that is accepted by us and good funds for the purchase are in our account.


         No public market exists for our common stock. A public market may not develop after the sale of the shares.

         We are dependent on the proceeds of this offering to fund our operations.

         Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                Per Share        Total
                                                ---------   --------------
         Public offering price.............      $1.00        $2,000,000(1)


(1) Assumes all 2,000,000 shares offered are sold. The expenses of this offering, estimated at $75,000, will be deducted from the total proceeds to VentureDrive.











               The date of this prospectus is _____________, 2001.

                                TABLE OF CONTENTS

Summary......................................................................3
Risk Factors.................................................................5
Use of Proceeds..............................................................7
Dividend Policy............................................................. 8
Determination of Offering Price............................................. 8
Dilution of the Price Paid for the Shares..................................  8
Capitalization..............................................................10
Plan of Operations..........................................................10
Business....................................................................14
Management..................................................................24
Executive Compensation......................................................27
Principal Stockholders......................................................28
Certain Transactions........................................................28
Description of Securities...................................................29
Shares Eligible for Future Sale.............................................31
Plan of Distribution........................................................31
Legal Matters...............................................................32
Experts.....................................................................32
Where You Can Find Additional Information...................................33
Index to Financial Statements of VentureDrive, Inc.........................F-1


         VentureDrive, Inc., and our wholly owned subsidiary, VentureDrive.com Inc. are referred to as VentureDrive, we or us. We were incorporated in Delaware on April 20, 2000. Our executive offices are located at 2275 Lakeshore Boulevard West, Suite 304, Toronto, Ontario, M8V 3Y3, Canada. Our telephone number is
(416) 255-5113. We refer to prospective investors as "you" or the "investor".

                                     Summary


         This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, paying particular attention to the section entitled Risk Factors.

Generally about us


         VentureDrive has created a methodology and network assisted by the use of the Internet as a communications vehicle to develop cogent business plans for entrepreneurs and to deliver them to qualified early stage investors in an efficient and cost effective manner. The primary business of VentureDrive is that of matching and linking entrepreneurial companies seeking funds to grow their businesses with qualified investors looking to have greater choice in early stage investment opportunities. In addition, VentureDrive will offer business seminars to educate entrepreneurs and investors on all aspects of the capital raising process and develop commercial social gatherings where entrepreneurs, investors and service professionals such as accountants and lawyers might network with one another.

         Our revenue sources are or will be the following:

         o Fees paid by entrepreneurs for registering on our website for one of our three products/processes by which they can improve or make available their business plans.

         o Fees paid by investors registering on our website to have access to business plans directed towards early stage financing.

         o Membership fees for authorized mentoring providers to be part of the VentureDrive network.

         o Attendance and sponsorship fees derived from our seminar programs and networking opportunities.

         o Consulting fees from providing services of VentureDrive staff to entrepreneurs or investors.

         o License fees from persons that may be authorized to establish a VentureDrive office in designated cities or regions.

         o Revenues from product sales through the products section of our website.

         o Advertising revenues derived from service provider listings, financing provider listings and banner advertisements on our website.


Strategy


         We believe that there is a large and renewable volume of business entities attempting to obtain early stage financing. The market space for introducing qualified investors to these entities is fragmented and often informal. We believe that a large number of business opportunities are lost from a lack of financing because they are not seen by appropriate investors. Alternatively, they may be seen but do not attract interest because their business plans and investor solicitation documents are poorly formulated.

         VentureDrive has developed, through the use of the Internet and a mentoring provider network, a methodology to mentor entrepreneurs and their companies. VentureDrive will help them develop and document their business plans with appropriate business, legal and accounting information. Then VentureDrive will deliver this documentation and related investment paperwork on behalf of registered clients to qualified investors who are registered with VentureDrive.

         VentureDrive seeks to reduce the time and expense of early capital rising for entrepreneurial companies. VentureDrive aggregates both investors and businesses into a "brick and click" market space by adding structure and organization to the informal and unstructured market for early stage investment.


Corporate History

         VentureDrive was incorporated in the State of Delaware on April 20, 2000. By an exchange of shares, VentureDrive acquired VentureDrive.com Inc., an Ontario company, that was formed on February 11, 2000. By this transaction the Ontario corporation became a wholly owned subsidiary of the Delaware corporation. Since inception, VentureDrive has developed its website, and commenced its operations. It has actively marketed its products and services and has received registrations of approximately 1,000 entrepreneurs and 180 investors and has 16 active authorized mentoring providers out of approximately 190 potential providers. Although limited, to date, revenues have been derived from entrepreneurial, investor and service provider registration fees, consulting fees and seminar fees. Other income includes interest income.

Principal Risks


         The principal risks of an investment in VentureDrive include the following:

         o Our ability to attract sufficient numbers of entrepreneurs and investors to use our website so that we generate sufficient revenues to cover operating expenses.

         o Competition from other on-line services similar in nature to VentureDrive and competition from traditional investment banking firms.

         o        Management of our network, offices and staff.

         o        We will need capital to carry out our business plan.

         o        Our independent auditors have issued a going concern opinion.

The Offering

Securities offered...............   2,000,000 shares of common stock.

Common Stock outstanding
Prior to the Offering............   3,653,750 shares

Common Stock to be outstanding
after the Offering...............   5,653,750 shares

Use of proceeds..................   We intend to use the net proceeds of
                                    this offering as follows:

                                    o        Marketing, public relations, and
                                             awareness programs
                                    o        Establishment of regional offices
                                    o        Working capital and general
                                             corporate purposes

                                  Risk Factors

         You should consider carefully the following risks before you decide to invest in our common stock. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. Any of these risks could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

Risks Relating to Our Business

We have no long-term history of operations upon which investors may evaluate our business plan and performance.


         We are in the early stages of implementing our business plan. We have not engaged in any substantive operations to date and have only limited revenues from operations. Since inception we have accumulated a deficit of $630,088.00 through March 31, 2001. Therefore, investors will not have a track record with which to judge our ability to achieve our business objectives. Investors must evaluate an investment in VentureDrive based on management's expectations and their own evaluation of our prospects.

Our independent auditors have issued their opinion with a going concern qualification.

         Because of our substantial accumulated deficits, our lack of revenues sufficient to support our operations and our limited capital resources, there is uncertainty about our ability to continue our business.


Our ability to operate will depend on our ability to face all the challenges of a new business.

         We expect to face many challenges in the development of our business. An investment in VentureDrive must be considered in light of the risks, expenses and difficulties of companies in the early stage. These will include:


         o Attracting sufficient numbers of entrepreneur and qualified investor clients to use our website;

         o Managing growth of the client base and internal staff and several offices in different locations;

         o Locating, qualifying and managing authorized mentoring associates who will advise the entrepreneurial business clients;

         o Managing entrepreneur and investor marketing/education events in various major cities to act as an intake mechanism for client entrepreneurs and registered investors;


         o Continuing to develop and upgrade our technology and improve our website to respond to client requirements and generate revenues;


         o        Responding to competitive developments; and

         o        Attracting and retaining qualified personnel.

The failure to address one or more of these may impair our ability to carry out our business plan.

If we are unable to attract sufficient numbers of paying clients through our website and other services, our business will not be successful.

         Our success will depend on the willingness of entrepreneurs and investors to use a mixture of face to face and online services in the process of seeking capital and investment opportunities. Our failure to attract sufficient numbers of clients on both sides of the equation will impair our growth and our overall prospects of success in establishing brand identity.


We will be dependent on others for the implementation of parts of our business plan.


         VentureDrive will rely on the authorized mentoring providers to provide much of the business, accounting and legal counseling to the entrepreneurial entities that are our clients. This will include business presentation, legal counseling and accounting services necessary to prepare documentation that will properly present the business opportunity for investor review. VentureDrive will be actively involved in providing models and reviewing the work product. If, however, the authorized mentoring providers fail to act in a timely manner or in a manner meeting the standards of VentureDrive or the requirements of our registered entrepreneurial and investor clients, the goodwill and name recognition that VentureDrive seeks to establish may be impaired.


The capital funding services industry is extremely competitive.


         VentureDrive competes with a significant number of traditional matching companies and fund-raising enterprises both in the United States and Canada. These competitors operate in the traditional bricks and mortar and in the on-line environments. We believe that the market for these services will see additional entrants in the future because the barriers to entry are not significant. Many of our competitors are better funded. A large number of our competitors are established providers of venture capital finance, which have market awareness and marketing resources and established investor pools. Moreover, many of them are licensed broker-dealers with authority to do more activities and earn more than VentureDrive. It is possible that we will not be able to establish a market share and be sufficiently competitive to generate revenues to be profitable.

Our success will depend on creating goodwill and branding to attract clients and differentiate VentureDrive.

         Because our business is solely that of providing services, our ultimate success is dependent on the goodwill we generate and the brand name recognition we achieve over time. This will only develop from having sufficient numbers of registered entrepreneurs and investors, authorized mentoring providers who are helpful in the capital raising process and an identifiable success rate in investment opportunities being funded. If we are unable to create goodwill and branding associated with VentureDrive, we believe we will not be adequately differentiated in the market place of early stage investment to generate sufficient revenues that will cover our operations.


Risks Relating to this Offering


Without a successful offering, we will not be able to implement our business plan.

         We are dependent on raising the proceeds in this offering to fund our operations during implementation of our business plan. If we do not raise sufficient capital, we will have to curtail aspects of our operations. Revising the business plan may result in our not being able to continue in business as planned.

This offering is being made without an underwriter; therefore, it is possible that VentureDrive will not sell all the shares offered.

         The offering is self-underwritten. This means VentureDrive will not engage the services of an underwriter to sell the shares. We intend to sell the shares through the efforts of certain of our officers, and we will not pay them any commissions. Without the services of a professional finance firm, it is possible that we will not sell all the shares offered. If VentureDrive does not raise the full amount being sought, it will have to modify its business plan to reduce its proposed expenditures. A substantial reduction in the business plan may impair the business and financial ability of VentureDrive, and it may be required to cease operations.

This offering is being made without any escrow of investor funds or provisions to return funds.

         When investors make a subscription for our common stock, the purchase price will not be placed in any escrow account and will become a general asset of VentureDrive. There is no minimum offering amount. Subscriptions will be accepted on a rolling basis. There are no investor protections for the return of invested monies.

Because there is no minimum offering requirement, early investors in this offering bear a disproportionate risk of VentureDrive being able to operate on the funds raised.


         This offering is made on a rolling basis with no minimum amount having to be raised. Therefore, early investors will participate in the offering with no assurance that a sufficient amount of funds will be raised for the intended uses. If insufficient funds are the result of this offering, VentureDrive may have to limit the extent to which it will be able to implement its business plan, but investors will not be able to get their investment funds back.


The offering price has been arbitrarily established.


         The offering price has been arbitrarily established by the board of directors. It is not based on market factors, business appraisal or other established criteria of business valuation. We have not consulted with any finance professionals to determine the offering price. Consequently, investors in this offering may be overpaying for their aggregate portion of the company at this time. Moreover, after the offering, the common stock may not trade at or above the offering price.


The officers will have broad discretion in the use of proceeds from this offering.

         Although we have allocated the proceeds from this offering among several categories of uses, they may be changed by management at any time. The amount allocated to a use also may be changed depending on management's determination about the best use of the funds at a particular time. Therefore, investors must rely entirely on the business judgment of management in the use of the offering proceeds and to determine how and what portions of the business plan will be implemented.

There has been no prior market for our common stock and the market price of the shares may fluctuate.

       There has been no market for our common stock prior to this offering. The price of our common stock after the offering may fluctuate widely and may trade at prices significantly below its initial public offering price. We cannot guarantee that a trading market for our common stock will develop or, if a market does develop, that the depth of the trading market for the common stock or the prices at which the common stock will trade.

There can be no assurance that a public market will develop for the common stock.

       We plan to take action so that our common stock will trade on the Over-the-Counter Bulletin Board, operated by NASDAQ. Because the OTC BB is a broker driven market, before our stock may be listed and quoted, brokers must apply for it to be listed and then establish market levels for it to trade. We must wait until brokers take the appropriate action before our common stock will trade in that market. There can be no assurance that a market will develop for the common stock.


Because the common stock of VentureDrive will be deemed "penny stock" under the Securities and Securities Exchange, investors may not be readily able to resell the shares acquired in the offering in the public markets.

       The shares are defined as penny stock under the Securities and Exchange Act of 1934 and rules of the SEC. These rules impose additional sales practice and disclosure requirements on broker-dealers who sell our shares to persons other than certain accredited investors. For covered transactions, a broker-dealer must make a suitability determination for each purchaser and receive a purchaser's written agreement prior to sale. In addition, the broker-dealer must make certain mandated disclosures in transactions of penny stocks. Consequently, these rules may affect the ability of broker-dealers to make a market in our common stock and may affect the investor's ability to resell shares purchased in this offering.


Our directors and officers will have substantial ability to control our business direction.


       After the offering, assuming the sale of all the common stock, our directors and officers will own about 28% of the common stock outstanding. If less shares are sold in the offering, the percentage will be higher. Therefore, these persons will be in a position to control or, at least, influence the election of our directors. Consequently, they will be able to influence the business operations of VentureDrive.


Future sales of shares by our principal stockholders could adversely affect the market price of our common stock.


       After completion of this offering and assuming all the common stock offered is sold, there will be 5,653,750 shares of our common stock outstanding. The 3,653,750 shares of common stock outstanding before this offering were sold at various times during the calendar year 2000 and may be sold in the public market from time to time, in calendar year 2001, subject to volume and holding period limitations and method of sale requirements, after they have been held for one year. You should be aware that the possibility of these sales may, in the future, have a depressive effect on the price of the common stock in any market that might develop and, therefore, the ability of any investor to publicly sell his shares may depend upon the total number of shares that are offered and sold in the market at that time. Moreover, the perception in the public markets that these sales by prior stockholders might occur could also adversely affect the market price of our common stock.

                                 Use of Proceeds


         The offering is on a self-underwritten basis, with no minimum. We are dependent on the proceeds of this offering to fund our operations through the implementation of our business plan. Below are three alternatives of the application of proceeds that may be received in the offering. In each instance, the applications assume net proceeds after offering expenses estimated at $75,000.

          Activity                                        Net Proceed Amounts
          --------                                -----------------------------------

         Marketing, public relations and
         other forms of awareness programs ....   $200,000    $  300,000   $  625,000

         Establishment of Regional offices ....    100,000       200,000      500,000

         Working capital.......................    200,000       500,000      800,000
                                                  ---------   ----------   ----------
                      TOTAL....................   $500,000    $1,000,000   $1,925,000


         Marketing will be oriented towards attracting clients and registered investors and towards building brand identification of VentureDrive as an efficient on-line forum for early stage investment opportunities. VentureDrive plans on using the services of public relations firms to build media exposure in local markets and with local groups. Groups to be targeted will be industry groups, trade organizations and forums, special interest business organizations and other business and capital raising groups. Marketing may also include participation in entrepreneurial and venture capital forums.

         VentureDrive plans to open several offices in the United States and Canada. Additional offices will be opened only if revenues substantially increase or the full number of shares of common stock offered are sold. The proceeds in this particular category will be used to pay the salaries of the representatives and the office rental and operating expenses until each office is self supporting from its revenues. The staff in these offices will be responsible for:

         o Adding persons to the network of authorized mentoring providers;

         o        attracting entrepreneurial investment opportunities;

         o attracting accredited investors to review suitable early stage entrepreneurial opportunities;

         o managing local entrepreneur and investor marketing events to create prospective clients;

         o        seeking advertisers for the VentureDrive website; and

         o creating a local network of persons that will supply and receive referrals of investment opportunities.

         The approximate cost of opening and supporting a regional office for the first year of its operation is estimated to be approximately $100,000 of direct costs. Certain of the expenses of a regional office will be borne by the main office, such as accounting, billing, general corporate advertising and corporate overhead expenses.


         The working capital requirements of VentureDrive will include general administrative expenses, website maintenance, senior executive compensation, corporate overhead, accounting and professional expenses and similar general corporate expenses.

         Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.


         The rollout of the VentureDrive business model is variable cost oriented. Therefore, there is flexibility in the use of funds among the categories of the use of proceeds, and they are not arranged in any order of priority. Moreover, to the extent of any company revenues are available to pay for implementation of the business plan, the various above uses may be changed.

         Although we have made allocations for the use of the net proceeds of the offering, management may change the allocations in its sole discretion based on the amount of funds actually received. Generally, if lesser amounts of shares are sold, we correspondingly will limit our activities to fewer regional offices and reduced marketing efforts. We also would reduce the working capital allocation in favor of the other uses and try to limit the anticipated expenses of general corporate overhead. Significant reductions in the overall business plan or delays in taking action to implement the business plan may impair our ability to achieve our business goals or cause us to curtail all or substantial parts of our proposed business operations.


         In addition to changing allocations among the proposed uses, we may change the different uses of the proceeds because of required changes in our business plan or management decisions based on arbitrary decisions. Investors should understand that our management will have wide discretion over the use of proceeds which may be made without consultation with investors or notice to our stockholders. Therefore, our decisions may not be in line with the initial objectives of investors who will have little ability to influence these decisions other than through the process of changing the directors of VentureDrive by stockholder action.

                                 Dividend Policy

         We expect to retain all earnings generated by our operations, if any, for the development and growth of our business. We do not anticipate paying any cash dividends to our stockholders in the foreseeable future. The payment of future dividends on the common stock and the rate of dividends, if any, will be determined by our board of directors in light of our earnings, financial condition, capital requirements and other factors.

                         Determination of Offering Price

         The price of the shares was arbitrarily determined in order for VentureDrive to raise up to a total of $2,000,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value, business prospects, or other established criteria of value. We also did not consult finance professionals to help establish the offering price. There is no assurance that the price paid for a share in the offering will be recoverable by a sale of the shares in the public market, or that a public market will value the company as we have determined its value.

                    Dilution of the Price Paid for the Shares

         The difference between the offering price of the common stock and the net tangible book value of a share of common stock after the offering is the dilution in the value of the offered common stock to investors. Net tangible book value for each share of common stock is determined by dividing the net tangible book value of VentureDrive by the number of shares of common stock outstanding. The net tangible book value is determined by calculating the total tangible assets and then subtracting the total liabilities of VentureDrive.


         At March 31, 2001, the net tangible book value of VentureDrive was a deficit of $43,947 or $0.05 per share of common stock. If you give effect to the sale of the full 2,000,000 shares of common stock in this offering at the public offering price of $1.00 per share and the receipt of the net proceeds from that number of shares, based on the net tangible book value shown above, the adjusted net tangible book value of VentureDrive at March 31, 2001 would be $1,822,053 or $0.33 per share. The dilution would be $0.67 per share. The following table illustrates this dilution.


         Assumed public offering price per share ....................   $  1.00


           Net tangible book value before offering (approximate).....  ($   .01)

           Increase attributable to current investors..............     $   .34

         Adjusted net tangible book value after offering.............   $   .33
                                                                          -----

         Dilution to investors in this offering......................   $  .67
                                                                          =====

         If only 500,000 shares of common stock are sold in the offering at the public offering price of $1.00, the adjusted net tangible book value of VentureDrive at March 31, 2001 would be $382,053 or $0.07 per share. The dilution would be $0.93 per share.

         If only 1,000,000 shares of common stock are sold in the offering at the public offering price of $1.00, the adjusted net tangible book value of VentureDrive at March 31, 2001 would be $881,053 or $0.16 per share. The dilution would be $0.84 per share.

         In each case, the public offering price is substantially higher than the net tangible book value per share. Investors will incur immediate and substantial dilution.


          The following table summarizes the number and percentage of shares purchased, the amount and percentage of consideration paid and the average price per share of common stock paid by all our existing stockholders and by new investors in this offering assuming all the shares are sold:


                                                                    Total
                               Price Per  Number of    Percent of   Consideration Percentage of
                               Share      Shares Held  Ownership    Paid          Consideration
                               ---------  -----------  ----------   ------------- -------------
Existing Stockholders          $ .16        3,653,750    64.6%      $  587,887    22.7%

Investors in this offering     $1.00        2,000,000    35.4%      $2,000,000    77.3%
                                          -----------  -------      ----------    -----

 Total                                      5,653,750   100.0%      $2,587,887    100%

         The above tables do not take into account the effect, if any, of outstanding options to acquire up to 150,000 shares of common stock, each of which is exercisable at Can$0.50 (approximately US$0.36) per share.

                                 Capitalization

         The following table sets forth our capitalization as at March 31, 2001. It does not include any of the outstanding options to acquire up to 150,000 shares of common stock, each of which is exercisable at Can$.50 (approximately US$.36) per share.


                                                       March 31, 2001
                                                       --------------

Total liabilities.............................................$240,235

Stockholders' equity:
  Preferred stock, par value $0.001 per share,
  2,000,000 shares authorized; no shares
  issued......................................................      --

Common stock, par value $0.001 per share,
  20,000,000 shares authorized; 3,653,750 shares
  issued and outstanding; .......................................3,654

Additional paid-in capital.....................................584,233

Deficit accumulated during development stage..................(630,088)

Foreign currency translation adjustment(1)......................(1,746)

  Total stockholders' equity (deficit).........................(43,947)

  Total capitalization.........................................196,288

---------------------


(1) The foreign currency translation adjustment reflects the difference between the principal operating currency of Canadian Dollars and the United States Dollar for this period.



                               Plan of Operations

Background


         The predominant nature of the early stage finance market is that it is highly fragmented. The process by which entrepreneurs gain access and support from investors is not organized and is almost totally dependant on informal relationships. Investors are unable to choose from all the potential available investment opportunities because there is no facility to bring a large number of opportunities together. In many instances the source of early stage financing is based on local connections because they develop out of the limited circles of acquaintanceships that people have.

         VentureDrive uses its website as a vehicle to bring together both registered investors and registered entrepreneurs that are seeking early stage investment funds and expertise. Once investors and entrepreneurs register on our website, we are able to direct market our services and products to these persons. Coupled with the website application, VentureDrive solicits authorized mentoring providers to work with entrepreneurs who approach VentureDrive in their search for financing. The authorized mentoring providers, investors and entrepreneurs become part of the VentureDrive network community.

         The success of VentureDrive is dependent upon attracting entrepreneurs looking for financing, attracting investors looking to invest, attracting mentoring providers that will assist entrepreneurs in improving their business plans and proposals, and in the consummation of investment opportunities.

         Recently the United States economy has been showing signs of a slowdown. Most significantly valuations of many Internet related and hi-tech stocks have been falling as growth rates have been reset with an attendant change in expectations of future profitability. This change in the economic value attached to public companies means that early stage investors will be able to get back into the market for early stage equity positions. The amount of capital that traditional venture capital companies have been placing into some early stage companies was inflating the valuation of nearly all early stage companies. This trend had the result of enhancing the risk to all investors and the effect of shutting out the traditional angel investor and his role as a guiding force in the formation and development of early stage company management. We believe that the resetting of valuations and of expectations in terms of the speed at which investors cycle through investments will make our approach to the market for early stage transaction appealing to both investors and entrepreneurs.

Going Concern Opinion

         Our independent auditors have issued their report on our financial statements which includes a statement that since we do not have an established source of income, there is substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments to reflect this uncertainty.


Operations


         During fiscal year 2000, VentureDrive focused on development of its business plan, website development and initial capitalization. VentureDrive also began the process of adding to its network legal, accounting and consulting firms to act as authorized mentoring providers. VentureDrive has 16 active authorized mentoring providers in Canada and the United States selected from approximately 190 prospective providers. VentureDrive has registered approximately 1,000 entrepreneurs and 180 investors on its website. Approximately 65 entrepreneurs have purchased products from VentureDrive and 34 approved investment proposals have been posted. VentureDrive believes that active due diligence has been conducted for several financing proposals and some of those proposals are in the process of being financed.

         During fiscal year 2001, VentureDrive will continue the development and maintenance of its website and expanding its operations, growing its website user base and registering entrepreneurs, investors and monitoring providers. Subject to revenues and capital raising, VentureDrive plans to expand its operations to Los Angeles, Chicago and several other large United States metropolitan areas. These future offices will likely be staffed with two or three persons who will recruit and develop local networks and manage them. The timing of the opening of these offices depends on the successful rollout of the New York office and the success of this offering.

         In fiscal year 2001, VentureDrive plans to increase its marketing efforts to establish greater market presence and brand identification. VentureDrive has had and plans to continue to have regular meetings in different venues where panelists consisting of investors, successful entrepreneurs, venture capitalists, VentureDrive staff, authorized mentoring providers and other associated individuals will meet with prospective clients, entrepreneurs and investors to provide information about raising capital and the VentureDrive process. VentureDrive also has had and intends to continue to arrange and host two-day boot camps. These consist of intensive sessions to explain to startup and early stage entrepreneurs the complete process leading to a successful investment. When possible, the boot camps will be sponsored by local banking and financial institutions and others seeking to market their services to entrepreneurs and investors in general. Attendees will be charged a registration fee. VentureDrive will also use other conventional means of marketing, such as local advertising and attending investor and entrepreneurial forums.

         VentureDrive had a working capital deficiency of $178,359 as at March 31, 2001. Despite the deficit, the full proceeds of this offering will be sufficient to operate the current offices and complete the planned rollout of its currently proposed regional offices in Los Angeles, and Chicago over the next 18 months. VentureDrive is dependent on the proceeds from this offering to cover the cost of its operations during the implementation of its business plan. Because the VentureDrive model is variable cost oriented, if the complete offering is not sold or expenses increase in some areas, management may adjust the business plan to maintain budgets without necessarily affecting the delivery of its services. Moreover, VentureDrive will be able to anticipate revenues against some costs because entrepreneurs and investors will be paying advance registration fees and mentoring fees while authorized mentoring providers will be paid after they have provided services.

         The Company has signed a development and license agreement for the software used for its VentureDrive.com website whereby it owns the intellectual property attached to the website while licensing the registration and product delivery software from the software developer. VentureDrive is amortizing the original cost of the site over 48 months. Subsequent changes to the website including new long term functionality to enable us to sell products through the website are being expensed as incurred.

         VentureDrive leases virtually all of its computer and telecommunications equipment on a month-to-month basis. It is our intention to use serviced offices in regional centers as experience has proven that serviced offices provide improved cost control for rental space for smaller staff requirements. VentureDrive rents its Toronto and New York offices on a month-to-month basis.

         VentureDrive has been able to outsource its information technology services to Springboard Technology Solutions Inc., which is controlled by two of the officers of VentureDrive. Springboard is located in the same building as VentureDrive and hosts the company's website and provides for support of all facets of the company's hardware and software needs. All purchases of services from Springboard are governed by a professional services agreement which outlines the cost for each service consumed. All rates and fees are at or below market rates. In the future, these services may not be available at below market rates, and any increase in these expenses may have an adverse effect on our operations.


Results of operations


         We have a very limited operating history and our activities to date have been limited to launching our services on May 16, 2000 with the activation of our website. As a result, our historical financial information is not necessarily indicative of our future financial performance.

         We have incurred operating expenses of $682,516 for the period from inception to the end of the stub year end of March 31, 2001 which were comprised of the following:

        o  Marketing and Promotional Expenses                        $147,190

        o  Consulting and Business Partner Support (Salaries)        $234,440

        o  Office, Rent and System Support Expenses                  $178,738

        o  Professional Fees                                          $90,263

        o  Depreciation and Amortization on Software and Equipment    $31,885

         From inception of VentureDrive through March 31, 2001 we have generated revenues of $49,201 and interest income of $3,227. Revenues have come from registration fees and fees associated with our seminar and networking events. We are also generating some product sale revenues in the current period. All of the revenues have been nominal and are not sufficient to cover our operating expenses.

         From the inception of VentureDrive through March 31, 2001, we have incurred an aggregate net loss of $630,088. We have cash commitments of $240,235. These consist of normal trade payables and certain expenses of the offices of VentureDrive that have been accrued and deferred. Our near term losses will be increased by costs associated with the roll out of the New York office and the attendant lag that occurs between office opening and the attraction of entrepreneurs to our processes and the financing that occur between early stage investors and entrepreneurs.


Liquidity and capital resources


         Since inception, our working capital requirements have been satisfied through the sale of securities. During the calendar year ended December 31, 2000, and in fiscal year 2000 and part of the fiscal year 2001, we raised a total of $576,000 from the sale of 3,520,000 shares of common stock in these sales. In connection with the private placement of our securities in 2000, VentureDrive issued 23,750 shares of common stock as a commission valued at $7,955.


         On April 3, 2000, VentureDrive issued 100,000 shares of common stock in partial payment of services rendered in connection with the development of its website. The value of these services was $7,955.

         On April 3, 2000, VentureDrive issued 10,000 shares of common stock in partial payment of rent for its executive offices. The value of the shares was $796.


         Our working capital at March 31, 2001 was a deficit of $178,359.

         With our current capital, we believe that we will need a minimum of $500,000 from this offering or other sources to fund our operations in Toronto and New York prior to turning a profit on operations. If we sell all the securities offered, we believe we will have sufficient capital for at least 18 months to implement our full business plan. Because our business model provides flexibility in its implementation and we are generating some revenues, we will be able to adjust our operations to maintain our budgets within our available capital. For example, we can reduce some of the planned additions to the website, delay hiring staff, modify or delay aspects of marketing projects and limit the number of seminars and networking events.

         At this time we do not have any alternative sources of capital to this offering. Any issuance of additional equity securities would dilute the interest of our stockholders. If we incur debt, our cash flow may be insufficient to pay the principal and interest due. Further, instruments governing debt may contain extensive covenants restricting our financial and business activities. These restrictions could have important consequences for our business, including:

         o limiting our ability to access the additional capital we will need to sustain and grow our business;

         o limiting our flexibility in planning for, or reacting to, changes in our business; and

         o placing us at a competitive disadvantage to less leveraged competitors, which could have more capital to invest in their operations.

                                    Business

General


         VentureDrive brings together entrepreneurs and various advisors to improve their business propositions and then facilitates the presentation of the investment documentation to investors seeking early stage investment opportunities. Using the Internet, in combination with more traditional communications, VentureDrive believes its business model will increase the number of quality business propositions available and improve their review by potential investors. The VentureDrive process will match entrepreneurs with authorized mentoring providers, typically accountants, business consultants and lawyers familiar with the needs of small companies, who will work together to improve the presentation for the investment proposition or, alternatively, entrepreneurs will merely use the VentureDrive models to improve their business proposition documentation. Then, using the VentureDrive website, the investment opportunity will be made available to registered investors for evaluation.

         The community of participants in the VentureDrive business consists of:


         o entrepreneurs seeking guidance and financing to develop their early stage businesses;

         o qualified investors, such as high net worth investors, venture capital fund managers, and institutions, looking to invest in early stage business opportunities;


         o authorized mentoring providers located throughout the United States and Canada, who will mentor entrepreneurs through VentureDrive's deal development process, provide additional services and support and facilitate financing;


         o referral services between the registered entrepreneurs and the registered qualified investors;

         o preferred service providers that provide skills, ancillary products and services for both investors and entrepreneurs in the conduct of their businesses;

         o VentureDrive's back office processing system and overall direction of the network; and

         o monthly and quarterly events that facilitate exposure of entrepreneurs, mentoring providers and investors to the VentureDrive network.


         VentureDrive has identified that there is a large and renewable volume of early stage business entities attempting to obtain financing that are not finding potential investors or, alternatively, are limited to those that are within their range of acquaintances and professional advisors. In short, the market space for introducing early stage investors to developing entities is fragmented and often informal. We believe that a large number of business opportunities are lost from a lack of financing because they are either not seen by appropriate investors or are seen but do not attract interest because they are poorly formulated and documented.

         VentureDrive offers a solution to the problem of early stage capital raising. Through the avenue of the VentureDrive website, the authorized mentoring provider network, a methodology and framework to mentor entrepreneurs and their companies, a system to catalogue and coordinate documents of companies seeking funding, and an efficient delivery methodology, VentureDrive is able to clarify the business description and business plan and describe its requirements so that qualified investors will have the information they need to pursue an investment opportunity. The use of VentureDrive is intended to reduce the time and expense of early capital funding. VentureDrive brings together both investors and businesses into a "brick and click" market space by adding structure and organization to the informal and unstructured market for early stage financing.


The VentureDrive Process


         VentureDrive is based upon an effective network created from ongoing interaction amongst authorized mentoring providers, qualified investors, entrepreneurs and our staff. We consider this interaction to be a complete and proprietary business process designed for cost effective, efficient deal development. We believe that our methodology will result in more investment for start-up businesses than the current fragmented venture capital solutions.


         The steps in the process are as follows:

         o Entrepreneurs are exposed to the capabilities of the VentureDrive network through public relations activities and early stage business events. These activities are designed to build the intake funnel to provide volume and entrepreneur "flow" for VentureDrive.

         o Entrepreneurs are encouraged to take the free "Test Drive" option on the website, if they are interested in starting the process towards finding early stage capital.


         o A VentureDrive entrepreneur relationship manager reads the entrepreneur's test drive submission and contacts the entrepreneur to suggest which of the available VentureDrive process options would be appropriate for the particular entrepreneur given the stage of development of the entrepreneur's business proposal.


         o The entrepreneur pays a fee, charged by credit card via the website, dependent on the path chosen to enter one of the three VentureDrive deal development processes:

                  |_| "The Expressway" path may be chosen if the entrepreneur's proposal lacks some significant development that would cause qualified investors to discount or doubt the businesses' viability.


                  |_| The "Direct to Certification" path may be chosen if the entrepreneur appears to have a well thought out business plan, has a cogent proposal, and needs to be deemed "due diligence ready" and have a "certified investment opportunity" proposal prepared.


                  |_| The "Uncertified Investment Opportunity" path may be chosen if the entrepreneur wishes only to post his investment opportunity in "The Driveway" portion of the website where uncertified deals may be reviewed by qualified investors. This would be similar to posting an advertisement; however, it is in a standardized format for ease of review by qualified investors.


         o If either the Direct to Certification or Expressway path is chosen, VentureDrive will arrange for the entrepreneur to meet with an authorized mentoring provider.

         o The authorized mentoring provider reviews with the entrepreneurs the "Test Drive" form, business plan materials if any, or a business summary and executive summary, if any.

         o Based on the results of the meeting and analysis of the transaction contemplated, together with a risk analysis, the mentoring provider may recommend certification in the case of the Direct to Certification path and the entrepreneur and the mentoring provider complete a comprehensive due diligence check list and questionnaire. In the case of the Expressway, the mentor will recommend one or more of four modules that will need to be successfully completed by the entrepreneur prior to being considered for certification. In both cases if an entrepreneur is to be considered for certification, a standardized "certified investment opportunity form" needs to be completed and approved for posting to "The Showroom" where certified deals may be reviewed by qualified investors.


         o In the case of all certified and uncertified proposals posted to the website, all identifying information is removed to eliminate the possibility that the transaction could be considered a public offering of securities.


         o If an investor is interested in one or more business positions posted to the website, the investor sends an email to VentureDrive which in turn contacts the mentoring provider and entrepreneur.

         o VentureDrive and the mentor will review the qualified investor's profile to ascertain if the investor and the entrepreneur would make a suitable combination based on facts known about the entrepreneur and the business proposition.

         o In the case of uncertified investment opportunities when an enquiry from a prospective investor is received, VentureDrive will assign the entrepreneur to a mentoring provider and facilitate a meeting in order to ascertain the entrepreneur's interest and capabilities.

         o If a meeting is appropriate, VentureDrive arranges a meeting among the mentoring provider, the entrepreneur and the investor.

         o In all cases, the meetings between the entrepreneur and the mentoring providers facilitate the eventual goal of achieving financing as the negotiation between entrepreneur and investor can be led to a successful conclusion if an experienced mentoring provider has prepared the entrepreneur for the negotiation process.

         o In those cases where a mentoring provider may not be sufficiently versed in assisting the interaction between investors and entrepreneurs, VentureDrive will provide an investment manager whose role is to assist in structuring early stage investments.


Authorized mentoring providers


         VentureDrive believes that authorized mentoring providers are a critical component of its delivery system. These providers are independent business persons that are currently involved in financial services in so far as they tend to deal directly with some entrepreneurs, investors or small businesses in some capacity. They usually are located in major metropolitan areas. VentureDrive will train the providers in its procedures and use their existing locations and facilities to deploy its products and processes to entrepreneurs and qualified investors.

         Authorized mentoring providers will most likely come from the following categories:

         o accounting and law firms with practice orientations towards small entrepreneurial businesses and venture capitalists;


         o consulting and financial service firms which have accounting and consulting skills and are currently dealing with small to mid-size businesses;

         o venture capital firms and institutional investors that invest in startup and growth stage businesses; and

         o financial planning firms which have relationships with high net worth individuals.


         The primary role of the authorized mentoring provider is:

         o to be a mentor and consultant to both the entrepreneur and the qualified investor;

         o to provide a pre-existing bricks and mortar environment for the VentureDrive network;

         o to deliver many of the services necessary for deal development in conjunction with The Expressway process;

         o to be available to recommend other authorized mentoring providers and preferred service providers and build those networks for the VentureDrive process; and

         o to be a part of the larger network of deal and investment fund flows to fuel the growth of VentureDrive.

         Authorized mentoring providers within metropolitan areas or regions where VentureDrive has its offices will not have defined territories, and there is no exclusivity by industry sector. The reason for this is that VentureDrive will try to match the best certified mentoring provider for the entrepreneur depending on the stage of development, mentoring needed and services to be provided. Because the diversity of the mentoring providers is expected to increase as we grow, there will be the opportunity to assess the mentoring prospects of a client and bring together many skill sets and disciplines through VentureDrive to achieve optimal results. If VentureDrive contracts with a provider to operate a VentureDrive licensed office, it is likely we will negotiate various exclusivity parameters, referral requirements and revenue sharing provisions. We do not have any such arrangements and have not established contract criteria or terms at this time; in addition, we do not anticipate financing any aspect of these types of arrangements.

         We currently have 16 active authorized mentoring providers which have been assessed through interviews, referrals and focus groups developed from a pool of approximately 190 possible providers. Most of the active providers are located in Ontario and New York. We will continue to add to the group of active providers as we have more business plans to refer to them and as we expand the number of geographic locations throughout North America where we have offices. We have commenced hiring mentoring provider relations managers. Their chief functions will include acting as a liaison between VentureDrive corporate offices and the providers, facilitating entrepreneur and provider relationships, conducting marketing programs for new participants, engaging additional providers to provide services and certifying the skill set of the providers.

         The mentoring provider will generally provide about three hours of time to review, analyze and comment on a business plan. The cost of this time is covered by the fee the entrepreneur pays VentureDrive and is based on a percentage of that fee. If the entrepreneur and mentoring provider agree that additional work is required which is not within the VentureDrive product description, then they are free to negotiate the fees and payment terms for those services. We will regularly review our payment structure for mentoring providers, and we may find that the percentage of the fee they are paid will have to vary depending on the type of mentoring provider and their location. One of the important elements for success of the VentureDrive model will be keeping costs within reason for the early stage company so that investments will provide meaningful amounts of working capital.



VentureDrive Website


         The VentureDrive website performs two primary roles. Both these roles are independent of one another. The first is the business presentation and matching function. This function supports the core business of introducing the entrepreneur to the VentureDrive process, facilitating his deal development, and then posting the business summary for the matching process with qualified investors. This is described above. The second function will be providing content relevant to the various registered users of VentureDrive and visitors to our website. This will include the offering of products and services, useful information and communication opportunities. This will include news that is of interest to entrepreneurs and early stage investors, information about business valuation, event listings and other information we deem of interest to our community of participants. In the future, we will expand to include a third function of advertising by and referral to preferred product and service providers for our registered users and visitors to our website.


         The content element can be broken down into two segments, a publications segment and an uncertified business opportunity segment. Concomitant to these segments will be related advertising space and advertising revenue opportunities.


         VentureDrive believes there are over 50 nationally distributed print media magazines and other publications in North America aimed at the start up and developing business market. We believe that entrepreneurs and qualified investors, even if they do not take part in capital raising opportunities process, will want to visit a site that has content tailored to their interests. Much of the content from these sources is free and may be reproduced or hyper-linked to our website. Because much of this is general or non-specific material, we plan on hiring a webmaster to add new feeds and search for appropriate content tailored to the interests of our audience. We may also commission content to complement what we are otherwise able to obtain.


         The uncertified business opportunity segment is important to the concept of the VentureDrive website as a destination site. We believe that the greater the number of certified and uncertified business opportunities placed on the website, the greater will be the ability of the website to attract investors as viewers, subscribers and finance participants in the network.


         We have developed a procedure whereby a potential uncertified business opportunity posting is reviewed by our staff, prior to being placed on the website for viewing. Any inquiries being received on this segment are referred to an authorized mentoring provider in proximity to the entrepreneur posting the opportunity, as best as possible. The mentoring provider will act as the agent and facilitator to assist where possible between the entrepreneur and the prospective investors. We believe that this process will maintain the integrity and inclusiveness of the network for all website users.

         We foresee that as a result of the core activities of VentureDrive, there will be opportunities to secure advertising on the site. The most likely group of advertisers will be those who provide products and services to our two groups of registered users and those wanting exposure on financial oriented websites. We have received a number of inquiries from insurance brokers, financial advisors, real estate brokers, accountants and lawyers. We also think that financial printers, shareholder relations firms, transfer agents and the like would also want exposure on our type of website. We anticipate that our

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

authorized mentoring providers will participate in advertising on our website. In addition to direct advertising revenues, we would expect to generate revenues from hyperlinked site referrals. Although we expect some advertising revenues, rates for banner ad placement and various other kinds of advertisements on websites have been falling dramatically over the last two years, therefore we do not expect that advertising will be an important source of revenues for VentureDrive.

         In the future, we may add a segment that provides retail products and services that would be of interest to our registered user groups. We have not extensively explored this and anticipate doing further market research once we have a critical mass of registered users and other visitors to our website. We are in the process of negotiating one agreement for activities in this aspect of our website.


Marketing


         We present VentureDrive as a company that has developed a set of methodologies and products and services that will support a rapid growth, high margin business, focused on deal development for early stage entrepreneurs and qualified investors. We operate in the very large, informal, and fragmented industry of capital formation. We believe that the industry is focused on deal selection as opposed to deal development.

         We plan to continue gaining exposure for VentureDrive and build brand recognition by continuing to implement the following marketing strategy and campaigns. We anticipate using the following techniques:

         o operate third party sponsored boot camps once every three to four months in various locations where topics center around "how to obtain private equity investment for your business" or "preparing your early stage company for private capital";

         o operate regular networking meetings that contain content specifically aimed towards the early stage entrepreneur market, including valuation mechanisms, preparing cogent investment proposals, structuring investment opportunities, protecting intellectual property, and the like;

         o employ email and trigger based marketing software to target trade associations, usually in conjunction with association leadership;

         o manually, or with the aid of automated tools, identify, create and maintain appropriate links to other websites that would generate additional traffic on www.VentureDrive.com;

         o manually contact search engines to obtain inclusion of our website in their responses to relevant searches;

         o occasionally place print media advertisements and classified ads in appropriate periodicals and newspapers directed at attracting entrepreneurs and investors to the VentureDrive website;

         o use certain software activity marketing programs which allows us to determine who has visited our website and downloaded information to generate targeted marketing to entrepreneurial organizations and associations to elicit website visits by their members or to prompt orders of our marketing literature and marketing CD-ROM;

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

         o use certain software activity marketing programs to target universities, colleges and for-profit schools to attract potential new entrepreneurs to the VentureDrive website and our program;

         o distribute our marketing CD-ROM explaining the VentureDrive process and operations at no cost through referral services and authorized mentoring providers;


         o conduct a public relations program through effective media relationship management to target entrepreneurial organizations, business schools, newspapers and business magazines to clearly articulate VentureDrive's programs and support the network; and

         o        attend and offer investor/entrepreneur forums.


         To grow the authorized mentoring provider network, our strategy is to employ software activity marketing programs to generate leads for our entrepreneurs and investor relationship managers. We also plan to host seminars from time to time in urban centers with attendance generated from blitz advertising and outsourced telemarketing.


Competition


         VentureDrive faces widespread competition for entrepreneurial and early stage investor clients from many sources. The competitive position of VentureDrive is generally the same in the United States and Canada. These include:


         o internet and bricks and mortar incubator companies and organizations looking for start-up companies to nurture or match to investors;

         o national accounting and financial advisory firms which have developed business divisions that are business incubators;

         o venture capital firms whose primary business is attracting capital to participate in deals that they have selected;

         o investment banks and broker-dealers, including national firms, smallcap firms, and niche investment banking houses; and

         o state and local agencies, educational organizations and industry associations that to varying degrees facilitate the capital formation process for start-up companies.

         Our competitors often have greater financial resources with which to sustain their operations. Generally too, they have seasoned personnel, established reputations and verified marketing channels. We believe that many of our competitors have established market positions and market shares. These factors tend to give our competitors substantial deal flow and access to a large pool of qualified investors.

         We also believe that this industry will become more competitive because the Internet offers others the same opportunities it offers VentureDrive. Moreover, the barriers to entry in this industry generally are not substantial.

         We believe that VentureDrive will have competitive advantage with many of its competitors. Principally, we will focus on deal development rather than deal selection. We believe that presenting as many deals as possible, at both our certified and uncertified levels, will provide the opportunity to raise capital to more entrepreneurs and yield more investment possibilities to more qualified investors. We believe that our registered groups are seeking choice and opportunity more than anything else. We also will compete with comparable services on the basis of providing a more comprehensive, hands-on service of business plan and deal development. Our authorized mentoring providers will add significant value to the overall presentations and consummation of transactions because of their expertise and advice. Overall, we believe that our business presentations will be of a higher caliber than those of our competition which will attract significant numbers of entrepreneurs and investors.


         We also believe we will be competitive with our competitors because the business propositions we focus on are in the one million dollar range or less. This market for capital is often ignored by many of our competitors because of their overhead costs and internal structures that promote concentration on larger sized investment opportunities.


Proprietary Rights


         We regard the protection of our intellectual property, including our URL "www.VentureDrive.com" and our "The Expressway" and "VentureDrive Accelerator Model" trademarks, as critical to our success. A URL is a website's address, which when entered by a user into a web browser, takes the user to the desired website. We also rely on the proprietary models we developed for The Expressway. Unauthorized use of the intellectual property used in our business by third parties may damage our brand and our reputation. We rely on intellectual property laws and confidentiality and agreements with our employees, customers, mentoring partners and others to protect our intellectual property rights. We do not have any registrations for our proprietary intellectual property rights at this time other than our URL.

         If we are unable to protect our VentureDrive.com domain name our business could be harmed. We may be unable to prevent third parties from acquiring Internet domain names that are similar to ours. We anticipate that many websites will use the words "venture" and/or "drive" as part of their URL or brand name. Creating brand awareness for a brand containing the terms "venture" or "drive" may prove difficult if the markets confuse or are unable to differentiate among the numerous websites using these words.

Government Regulations

         We are not subject to any particular set of laws regulating our business as a whole. There may be specific activities from time to time or business aspects we develop in the future that will be regulated businesses.

         Few laws or regulations are directly applicable to access the Internet. However, because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues that include:

         o        user privacy;

         o        pricing;

         o        tax;

         o        content;

         o        copyright and trademark and trade dress; and

         o        characteristics and quality of product and services.

         In addition, the growth of the Internet and e-commerce, coupled with publicity regarding Internet fraud, may lead to the enactment of more stringent consumer protection laws. These laws may impose additional burdens on our business. The enactment of any additional laws or regulations may impede the growth of the Internet, which could decrease our potential revenues or otherwise adversely affect our business, financial condition and operating results.

         Because our business is in the area of financial services, we believe that from time to time our industry will be subject to scrutiny by securities regulators. As a result of review, our business segment may become subject to varying degrees of regulatory control. The purchase and sale of securities is subject to extensive regulation. It is possible that in the future, as the Internet based market in the securities industry develops, regulation of certain activities on the Internet may be devised and imposed on our business which may have an adverse impact.

         Our ability to generate revenues from the sale of advertising on our website depends on demonstrating to advertisers that our web site traffic is comprised of users that are demographically attractive to them. These are groups of users having common characteristics, including similar buying habits and similar income levels, or which reside in the same geographic locations. If we are not able to legally share information regarding our customers with potential advertisers, our ability to generate advertising revenues will suffer. The public is becoming increasingly concerned about issues relating to privacy on the Internet. This increased sensitivity could result in the adoption of stringent legislation that prevents or limits our ability to use personal and other data about our website users and visitors.

         Laws and regulations directly applicable to e-commerce or Internet communications are becoming more prevalent. Congress has passed Internet laws regarding online copyright infringement. Although not yet enacted, Congress also is considering laws regarding Internet taxation. These are all recent actions, and there is uncertainty regarding their market place impact. In addition, various jurisdictions already have enacted laws that are not specifically directed to e-commerce but that could affect our business. The applicability of many of these laws to the Internet is uncertain and could expose us to substantial liability.

         Any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could materially adversely affect us. If we were alleged to violate federal, state or foreign, civil or criminal law, even if we could successfully defend the claims, it could materially adversely affect us.

         We believe that our use of third-party material on our web site is permitted under current provisions of copyright law. However, because legal rights relating to Internet content and commerce are not clearly settled, our ability to rely upon exemptions or defenses under copyright law is uncertain.

         Several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. Additionally, local telephone carriers have petitioned the Federal Communications Commission to regulate Internet providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on these providers. If either of these petitions is granted, the costs of communicating on the Internet could increase substantially. This, in turn, could slow the growth of use of the Internet. Any legislation or regulation of this type could materially adversely affect our business, financial condition and operating results.

Technology

         We have entered, and continue to seek to enter into relationships with technology providers in connection with the development, operation and maintenance of our web site. We rely on Springboard Technology Solutions Inc. for the design, development, operation and maintenance and hosting of our web site. As part of this relationship, we also have use of Springboard's data center and its experienced staff of software and e-commerce technology developers.


         Springboard Technology Solutions Inc. is a private Canadian company, incorporated under the Ontario Business Corporations Act. All but one of the shareholders of Springboard own shares in VentureDrive, and two of the officers and directors of VentureDrive control Springboard. The relationship between VentureDrive and Springboard is governed by a professional services agreement dated February 12, 2000 that sets out the rates for various services. The agreement has a three-year service term, which is cancelable with 60 days written notice prior to the expiration of the agreement. VentureDrive pays the following monthly fees in Canadian dollars:

         o        Website hosting fee of $50.00 (approximately US$33.00)

         o        Internet technology support of $1,600 (approximately
                  US$1,040.00)

         o        ADSL line lease of $550.00 (approximately US$360.00)

         o        Computer lease of $2,436 (approximately US$1,585.00)

In addition, Springboard supplies VentureDrive with website, marketing data base and programming services, as required, at the rates up to Can$100 (approximately US$65.00) per hour.


         The relationship between Springboard and VentureDrive has meant that VentureDrive has not had to go to the expense of creating its own technical operations group thereby allowing VentureDrive to purchase technical expertise as required and eliminating many fixed costs. Springboard has a number of other clients and is not dependent on VentureDrive for its day-to-day operations or cash flow.

         In November 2000, VentureDrive moved its head office location to take space in the same building as Springboard which move allows VentureDrive increased access to Springboard's technical expertise.

         Springboard's technical staff updates the VentureDrive website content at regular intervals and is on call to facilitate VentureDrive's non-technical staff with their requirements for content changes. We believe that Springboard's technical staff will enable us to address specific customer requirements, should they arise, as well as handle custom integration issues which may arise from expansion of the website for additional product and services offerings.

         Development of the website and use of the various applications embedded within the website is governed by a development and license agreement between Springboard and VentureDrive. The agreement allows VentureDrive to license certain computer applications and code created by Springboard while preserving for VentureDrive the ownership and title to VentureDrive content.

         In structuring our technology backbone, we ensure that the resulting platform has the following characteristics:


         Scalability. We require our backbone to be scalable for the rapid deployment of functions, features and content as required to meet the demand while maintaining desired performance standards. In the rapidly changing Internet environment, the ability to update an application to stay current with new technologies is relatively important. Our site system and related technologies allow for the addition, modification or replacement of web site based applications in a cost-efficient and expeditious manner.


         Reliability and security. We use leading-edge software to protect our web servers. The majority of our hardware and software is maintained by Springboard, which provides us with professional data center hosting facilities and redundant high-speed Internet connectivity. Springboard monitors and supports our systems 24 hours a day, seven days a week. We also are currently developing our own content and web site management tools to facilitate the maintenance and updating of our web site.

         We must ensure that we do not experience significant or frequent disruptions in access to our web site. Web site failures could result in loss of existing customers and opportunities to garner additional customers. Our business also is highly dependent on our systems to process, on a daily basis, many transactions. We rely heavily on our data processing systems and our telecommunications systems. If any of these systems do not operate properly or are unavailable due to problems with our physical infrastructure, we could suffer disruptions to our business. These disruptions could expose us to liabilities to clients, regulatory interventions or damage to our reputation and the development of our brand name.

         The need to securely transmit confidential information over the Internet has been a significant issue in e-commerce and communications. We are potentially vulnerable to attempts by unauthorized computer users to penetrate network security. If successful, those individuals could cause serious interruptions in services. We may be required to expend significant capital and resources to protect against the threat of security breaches or to alleviate resulting problems. Despite efforts we make to maintain network security, we may not be successful.

         If third parties are able to successfully penetrate our network security and misappropriate our customers' information, we could be subject to liability. We could be subject to claims for violation of data protection rights, impersonation or other fraud claims. Any of these claims could result in litigation. Publicized acts of misappropriation of our customers' information would also likely harm our reputation.

Employees


         As of April 30, 2001, we had six full-time employees and one part-time employee/consultant. We also use five independent contractors on a project-by-project basis. We consider our relationships with our employees to be good. None of our employees are covered by collective bargaining agreements.


Properties


         Our corporate headquarters are located in approximately 2,500 square feet of space at 2275 Lakeshore Boulevard West, Suite 304, Toronto, Ontario. We rent these premises at a monthly rental of $2,500. We rent approximately 240 square feet of space in New York City, New York for a regional office at $3,700 per month which is cancelable on 30 days notice. The New York City office is in a serviced office facility at 330 Madison Avenue, 9th Floor, New York, New York.

         Currently, all servers utilized in the operation of our website are leased from and managed by Springboard and housed at their data center in Toronto. Our server location is monitored 24 hours a day, seven days per week, and connected to multiple, redundant Internet access points and power sources.

                                   Management

         Our directors and executive officers are as follows:

Name                    Age    Position
----                    ---    --------
Gordon W. Walker        58     Chairman of the Board and Director

Peter J. Hamilton       53     President, Chief Executive Officer and Director

Brian J. MacDonald      52     Executive Vice President, Chief Financial
                               Officer, Secretary, Treasurer and Director

Richard D. Cuthbert     62     Director


         Mr. Gordon Walker has been the chairman of the board from the inception of VentureDrive in February 2000. From July, 1998 he has also been a principal of Gordon Walker Consulting Associates, a sole proprietorship which provides financial, marketing and general business consulting services. From March 1996 to July 1998, he was VP and Chief Financial Officer of Merritt Corporation, a company engaged in development of environmentally planned real estate facilities. From December, 1991 to March, 1996, Mr. Walker was retired. From 1978 to December, 1991 he was an executive in the treasurer's department of Imperial Oil Limited, a subsidiary of Exxon Corporation, where he was the chairman of the Suncrude Finance Committee which company is a consortium of Imperial Oil Limited, Shell Oil, Gulf Oil, Suncor, and PetroCanada. Suncrude mines and refines the Alberta Tar Sands. Prior to 1978, Mr. Walker was employed by Allstate Insurance Company in its venture capital department. Mr. Walker holds a B.A. in Economics from the University of Toronto, an M.B.A. in Marketing from Northwestern University and an M.B.A. (summa cum laude) in Finance from the University of Chicago.


         Mr. Peter J. Hamilton has been the president, chief executive officer and a director of VentureDrive since its inception in February, 2000. From January 1, 1999 onward he remains a co-owner with Mr. Brian MacDonald in Springboard Technology Solutions Inc. which company supports the information technology infrastructure of VentureDrive Inc. From December 1995 to December 1998, Mr. Hamilton was the President, CEO and Chairman of Lava Systems Inc., a software distribution company and Toronto Stock Exchange publicly listed company operating in Canada, the United States, the United Kingdom and Australia. Lava Systems was the result of the reacquisition in 1993 of Insight Business Consultants Inc, a company co-founded by Mr. Hamilton in 1984 and sold to SoftKey Software Products in 1989, and the merger of several companies. From 1989 to 1995 Mr. Hamilton was Vice President Operations with SoftKey (later The Learning Company).

         Mr. Brian J. MacDonald has been the executive vice president, chief financial officer, secretary, treasurer, and a director of VentureDrive since its inception. From January 1, 1999 onward he remains a co-owner with Mr. Peter Hamilton in Springboard Technology Solutions Inc. which company supports the information technology infrastructure of VentureDrive Inc. From June 1995 to December 1998, Mr. MacDonald was the Senior Vice President Corporate Development, and at times also the Chief Financial Officer of Lava Systems Inc., a software distribution company and Toronto Stock Exchange publicly listed company operating in Canada, the United States, the United Kingdom and Australia. Lava Systems was the result of the reacquisition in 1993 of Insight Business Consultants Inc, a company co-founded by Mr. Hamilton in 1984 and sold to SoftKey Software Products in 1989, and the merger of several companies. From 1992 to May, 1995 Mr. MacDonald was the Assistant Vice President Investment Risk Management of Confederation Life Insurance and was responsible for selling off many of the assets of Confederation Life Insurance through its wind up. Prior to 1992 Mr. MacDonald was employed by ABN Armo Bank from 1989 to 1992, Banque

Nationale de Paris from 1984 to 1989 and The Toronto Dominion Bank from 1976 until 1984. Mr. MacDonald holds a Masters of Arts degree in Political Science and Public Policy from the University of British Columbia in Vancouver, British Columbia and a Honours Bachelor of Arts (Magna cum Laude) from the University of Alberta, in Edmonton, Alberta.


         Mr. Richard D. Cuthbert has been a director since the inception of VentureDrive in February 2000, however, does not perform in an officer capacity. Mr. Cuthbert since 1998 has been employed by the Canadian Imperial Bank of Commerce as a Senior Technology Advisor in its knowledge based business finance department. Mr. Cuthbert from 1993 to 1997 was on the board of directors of Bridge-it (a company engaged in creating software solutions), Tele-Partners (a company engaged in call/message center management), and CdC (a company engaged in consulting to entrepreneurs) and on the Management Advisory Board of Shamrock Corporation, a company engaged in telecommunications equipment and services. Mr. Cuthbert was also a Consulting Associate RKA, Pacomm Consulting and Shamrock. From 1991 to 1992 he was the founder and owner/operator of ACCU-TEL (Now Tele-Partners). From 1983 to 1990 he occupied the following positions 1989-1990 Vice-President, Plans and Controls, Unitel Communications 1987-1988 Vice-President, Marketing, CNCP Telecommunications (Now Unitel) 1983-1986 General Manager, Data Services Division CNCP. From 1959 to 1982 he occupied the following positions 1981-1982 Director of Office Automation Planning, Bell Northern Research 1979-1980, Vice-President, Planning Bell Northern Software Research 1976-1979 Marketing Applications Mgr., Texas Instruments Professional Products 1962-1975 Operations Research Manager and Analyst, Xerox, Midwest Research Institute and Technical Operations Inc.1959-1961 Physicist, U.S. Weather Bureau and U.S. Naval Research Lab. Mr. Cuthbert has a M.B.A. from the University of Rochester and an A.B. Physics and Mathematics, from the Catholic University of America.


Board of directors and committees

         Each director will hold office until the next meeting of stockholders or until his successor is duly appointed and qualified.

         Non-employee directors will be reimbursed for reasonable travel and lodging expenses incurred in attending meetings of the board of directors. They currently do not receive compensation.

         There are no committees of the board of directors of VentureDrive.

Limitation on Directors' Liabilities

         Our certificate of incorporation limits, to the maximum extent permitted under Delaware law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, except in certain circumstances involving certain wrongful acts, such as a breach of the director's duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law.

         Delaware Law permits us to indemnify officers, directors or employees against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with legal proceedings if the officer, director or employee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, and, with respect to any criminal act or proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification is not permitted as to any matter as to which the person is adjudged to be liable unless, and only to the extent that, the court in which such action or suit was brought upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Individuals who successfully defend this type of action are entitled to indemnification against expenses reasonably incurred in connection therewith.

         Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liability which they may incur under the circumstances described in the preceding paragraph.

                             Executive Compensation

         VentureDrive has consulting agreements with each of Messrs. Gordon Walker, Peter J. Hamilton and Brian J. MacDonald. Each agreement is for a one-year term ending May 1, 2002, which may be renewed upon mutual agreement of VentureDrive and the executives. Each agreement may be terminated on seven days advance notice. The agreements do not require the consultant to devote a specific amount of time to the affairs of the company. There are no severance arrangements in the event of early termination under the agreements. Each agreement has standard non-competitive, confidentiality and assignment of intellectual property rights provisions to protect VentureDrive. Each agreement provides for an annual fee, the amounts of which are as follows: Mr. Walker:
$21,435; Mr. Hamilton: $64,320 and Mr. MacDonald: $64,320.

         The table below summarizes the compensation for each of the executive officers for the fiscal year ended December 31, 2000 for all his services to us and our subsidiaries.

                           Summary Compensation Table

Name and                                    Annual          Long-Term
Position                   Fiscal Year      Compensation    Compensation
--------                   -----------      ------------    ------------
Gordon Walker (1)
Chairman of the Board       2000            $   16,075            --

Peter J. Hamilton (1)
President, and chief
executive officer           2000            $   46,900            --

Brian J. MacDonald (1)
Executive vice president,
chief financial officer,
secretary and treasurer     2000            $   46,900            --

---------------------------------

1      The salary amount is for the period inception through December 31, 2000.

         VentureDrive is still in the early stages of its development and will review its compensation arrangements at regular intervals as it achieves its growth and revenue targets.

         VentureDrive does not currently have an equity based performance plan. However, it intends to implement such a plan, which will include stock options, in the future to provide incentives to attract performance-oriented employees whose interests are in line with those of the stockholders.

                             Principal Stockholders

         The following table sets forth the beneficial ownership of our common stock by all stockholders that hold 5% or more of the outstanding shares of our common stock, each director and executive officer. Each stockholder named has sole voting and investment power with respect to his or its shares. As of the date of this prospectus, there were shares of common stock issued and outstanding.

                                         Number of Shares        Percentage
Name and Address or                     Beneficially Owned         Before
Identity of Group                         Before Offering         Offering
-------------------                      -----------------       ----------

Peter J. Hamilton                             500,000                13.7%

Brian J. MacDonald                            500,000                13.7%

Andrew Stevenson                              400,000                10.9%
  c/o Dundas St. West
  Suite 700
  Toronto, Ontario, Canada
  M5T 2Z5


Gordon W. Walker                              400,000                10.9%

Richard D. Cuthbert                           200,000                 5.5%

1382108 Ontario Ltd. (1)                      200,000                 5.5%
  Unit 4
  109 Woodbine Downs Blvd.
  Toronto, Ontario, Canada
  M9W 6Y1


John Vandyk                                   200,000                 5.5%
  2377 Prince John Blvd.
  Mississauga, Ontario, Canada
  L5K 2J2

The Rider Group, Inc. (2)                     400,000                10.9%
  370 King Street West,
  Suite 700
  Toronto, Ontario, Canada
  M5V 1J9

All officers and directors as a group       1,600,000                43.8%
          (6 persons)

------------------


(1)      The voting control of 1382108 Ontario Ltd. Is held by Mr. Dominic
         Scillia.
(2)      The voting control of the Rider Group Ltd. Is held by Mr. Mark Rider.

         The address for each specified person, if not included under each person's name, is care of VentureDrive, Inc., 2275 Lakeshore Boulevard West, Suite 304,Toronto, Ontario, Canada M8V 3Y3.

         A person is deemed to beneficially own voting securities that can be acquired by that person with 60 days from the date of this prospectus upon the exercise of options. Each beneficial owner's percentage ownership is determined by assuming that the options held by that person, but not those held by any other person, and which are exercisable within 60 days of the date of this prospectus have been exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

                              Certain Transactions

         During the period ending June 30, 2000, VentureDrive, through its subsidiary, paid Springboard Technology Solutions Inc., a company controlled by two officers and directors of VentureDrive, an aggregate sum of $160,864. This amount was for I. T. consulting expenses, promotion expenses, system support expenses, construction and acquisition of VentureDrive's Internet portal system. For the nine months ending March 31, 2001, the same subsidiary paid Springboard an aggregate sum of $172,291. This amount was for I. T. consulting expenses, promotion expenses, promotion expenses, system support expenses and acquisition of computer equipment. Mr. Peter J. Hamilton, the president, a director, and 13.7% shareholder of VentureDrive, is an officer and director of Springboard and owns 28% of Springboard. Mr. Brian J. MacDonald, the executive vice president, chief financial officer, secretary and treasurer, a director and 13.7% shareholder of VentureDrive, is an officer and director of Springboard and owns 28% of Springboard.


                            Description of Securities

General


         Our authorized capital stock consists of 20,000,000 shares of common stock, $.001 par value per share, and 2,000,000 shares of preferred stock, $.001 par value per share. Upon consummation of this offering, there will be outstanding 5,653,750 shares of common stock and no shares of preferred stock.


Common stock

         Holders of common stock are entitled to receive dividends as may be declared by our board of directors from funds legally available for these dividends. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights or conversion rights. All of the outstanding shares of common stock are, and all of the shares of common stock to be issued in connection with this offering will be, validly issued, fully paid and non-assessable.

         Prior to this offering, there has been no public market for our shares. Our common stock is not approved for listing on any trading medium or exchange. After the offering, we plan to take such action as may permit a broker-dealer to apply for quotation of the common stock on the Over-the-Counter Bulletin Board. The OTC BB is a broker driven market. VentureDrive is not able to make an application for listing itself on that market. Therefore, it is dependant on an application being made and market quotes being supplied by a broker-dealer. If no broker-dealer takes action in respect of the common stock, there will be no trading on that market. Prior to any listing on the OTC BB, we anticipate there may be trading of the common stock on the "pink sheets."

         Even if there is a quote for the common stock, there can be no assurance that an active market will develop. If an active trading market is not developed or maintained, the liquidity and trading price of our common stock could be adversely affected. The per-share price in this offering was determined by the management of VentureDrive. It may bear no relationship to the price at which the shares will trade upon completion of this offering. It also is not indicative of the future market performance of our common stock.

Preferred stock

         We are authorized to issue preferred stock, which may be issued from time to time in one or more series upon authorization by the board of directors. The board of directors, without further approval of the stockholders, is authorized to fix the dividend rights, voting rights redemption rights and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting position of the holders of common stock and, in some cases, make it more difficult for a third party to gain control of VentureDrive, discourage bids for our common stock at a premium or otherwise adversely affect the market price of the common stock.

Anti-takeover provisions in our charter documents

         Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or change in our management that a stockholder might consider favorable. These provisions include:

         o the ability of the board of directors to issue series of preferred stock without stockholder approval;

         o the inability of stockholders to call a special meeting of the stockholders;

         o written consent action by the stockholders may be taken only if all the stockholders give their written consent within 60 days of each other; and

         o the requirement that stockholders proposals and nominations of directors by stockholders be made in advance to the board of directors with not less than 70 days notice prior to the date of the stockholders meeting.

         Because VentureDrive is incorporated in Delaware, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. These provisions prohibit some stockholders, including those owning 15% or more of the outstanding voting stock, from consummating a merger or combination with a corporation unless:

         o 66 2/3 of the shares of voting stock not owned by the significant stockholder approve the merger or combination, or

         o the board of directors approves the merger or combination or the transaction which resulted in the significant stockholder owning 15% or more of our voting stock.

Transfer Agent


         The transfer agent and registrar for common stock is Olde Monmouth Stock Transfer Co. Inc., 77 Memorial Parkway, Suite 101, Atlantic Highlands, New Jersey, 07716.


                         Shares Eligible for Future Sale


         Immediately after the completion of this offering, we will have 5,653,750 shares of common stock outstanding. All shares sold in the offering will be freely tradeable without restriction under the Securities Act of 1933. There will be 3,653,750 shares of restricted securities as defined in Rule 144 under the Securities Act and are currently subject to the restrictions of Rule 144.


         Under Rule 144, a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, would be generally entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the number of then outstanding shares of the common stock or the average weekly trading volume of the common stock in the public market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the company at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years including any period of ownership of preceding nonaffiliated holders, would be entitled to sell shares under Rule 144(k) without regard to the volume limitations, manner-of-sale provisions, public information requirements or notice requirements.

                              Plan of Distribution


         The shares in this offering will be sold by the efforts of Messrs. Peter J. Hamilton, Gordon W. Walker and Brian J. MacDonald, each of which is a director and an officer of VentureDrive. None of these persons will receive a commission from the sale of any shares. These persons will not register as broker-dealers pursuant to Section 15 of the Securities and Exchange Act of 1934 in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. These conditions included the following.


         1. None of the selling persons are subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of participation.

         2. None of such persons are compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities.

         3. None of the selling persons are, at the time of participation, an associated person of a broker-dealer.

         4. All of the selling persons meet the conditions of paragraph (a) (4)
(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform or are intending primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities, and (B) are not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months, and (C) do not participate in selling and offering of securities for any issuer more than once every twelve months other than in reliance on this rule.

         Since the offering is self-underwritten, we intend to advertise and hold investment meetings in various states where the offering will be registered and will distribute this prospectus to potential investors at the meetings and to persons with whom management is acquainted who are interested in VentureDrive and a possible investment in the offering.

         We are offering the shares subject to prior sale and subject to approval of certain matters by our legal counsel.

         This offering will commence on the date of this prospectus and continue for a period of nine months, unless we sell all the shares prior to that final date. We may terminate this offering at any time, for any reason; thus not selling any or all of the shares offered. There is no minimum number of shares that we are required to sell.


         We do not plan on selling any of the common stock offered hereby to directors or officers of VentureDrive and none of them has indicated any intention of buying any common stock in the offering. We will not lend any money to any director or officer to purchase any of the common stock offered.


         Procedure of Subscription

         If you decide to subscribe for shares in this offering, you will be required to execute a subscription agreement and tender it, together with a check or wired funds to us, for acceptance or rejection. All checks should be made payable to VentureDrive, Inc. A copy of this agreement will accompany a prospectus or may be obtained from us by persons who have received a prospectus and requested the agreement.

         We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

         Subscriptions for securities will be accepted or rejected promptly. Once accepted, the funds will be deposited in an account maintained by VentureDrive and considered property of VentureDrive once cleared by our bank. Subscription funds will not be deposited in an escrow account. Certificates for the shares purchased will be issued and distributed by our transfer agent, within ten business days after a subscription is accepted and "good funds" are received in our account. Certificates will be sent to the address supplied in the investor subscription agreement by regular mail.

                                  Legal Matters


         Graubard Miller, will opine as to the validity of the common stock offered by this prospectus and legal matters for us.


                                     Experts

         Our financial statements have been included in the registration statement in reliance upon the report of Simon Krowitz Bolin & Associates, P.A., independent certified public accountants, appearing in the registration statement, and upon the authority of this firm as experts in accounting and auditing.

                    Where You Can Find Additional Information

         We intend to furnish our stockholders with annual reports, which will include financial statements audited by our independent accountants, and all other periodic reports as we may determine to furnish or as may be required by law, including Sections 13(a) and 15(d) of the Exchange Act.

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the accompanying exhibits, as permitted by the rules and regulations of the SEC. For further information, please see the registration statement and accompanying exhibits. Statements contained in this prospectus regarding any contract or other document which has been filed as an exhibit to the registration statement are qualified in their entirety by reference to these exhibits for a complete statement of their terms and conditions. The registration statement and the accompanying exhibits may be inspected without charge at the offices of the SEC and copies may be obtained from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 or at of its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the SEC. Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval System, known as EDGAR, are publicly available on the SEC's website, http://www.sec.gov.

             Index to Financial Statements of VentureDrive, Inc.

Report of Independent Certified
 Public Accountants....................................................     F-2


Report of Chartered Accountants LLP....................................     F-3


Financial Statements:


         Consolidated Balance Sheets...................................     F-4

         Consolidated Statements of Operations
             And (Deficit Accumulated During
             Development Stages).......................................     F-5

         Consolidated Statement of Stockholders' Equity................     F-6

         Consolidated Statements of Cash Flows.........................     F-7

         Notes to Consolidated Financial Statements....................     F-8

                     SIMON KROWITZ BOLIN & ASSOCIATES, P.A.
                         11300 ROCKVILLE PIKE, SUITE 800
                            ROCKVILLE, MARYLAND 20852




Independent Auditors' Report


To the Board of Directors and Stockholders
VentureDrive, Inc.


We have audited the accompanying consolidated balance sheet of VentureDrive, Inc. and Subsidiary (a development stage company) as of June 30, 2000 and the related consolidated statements of operations and deficit accumulated during development stage, consolidated statement of stockholders' equity and cash flows for the period February 12, 2000 (inception) to June 30, 2000. These consolidated statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the financial statements of VentureDrive.com, which statements reflect total assets of $160,471 as of June 30, 2000, and total revenues of $1,761 for the period February 12, 2000 (inception) to June 30, 2000. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for VentureDrive.com is based solely on the report of the other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VentureDrive and Subsidiary (a development stage company) as of June 30, 2000 and the results of their operations and their cash flows for the period ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the financial statements, the Company has no established source of income. This raises substantial doubt about its ability to continue as a going concern. Management's plans regarding this matter is also described in Note 12. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Simon Krowitz Bolin & Associates, P.A.

December 5, 2000

                                 Parker & Simone
                            Chartered Accountants LLP





                                 Auditors' Report



To the Shareholder of
       VentureDrive.com Inc.

We have audited the balance sheet of VentureDrive.com Inc. as at June 30, 2000 and the statements of operations and deficit and cash flow for the period from February 11, 2000 (date of incorporation) to June 30, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at June 30, 2000 and the results of its operations and cash flow for the period from February 11, 2000 (date of incorporation) to June 30, 2000 ended in accordance with Canadian generally accepted accounting principles.

/s/ Parker & Simone LLP

December 5, 2000





          245 Matheson Blvd. E., Suite 5B, Mississauga, Ontario, L4Z 3C9

                                                            VENTUREDRIVE, INC. AND SUBSIDIARY

                                                                (A development stage company)

                                                                   CONSOLIDATED BALANCE SHEET

------------------------------------------------------------------------------------------------
                                                                               March 31, 2001
                                                             June 30, 2000       (Unaudited)
------------------------------------------------------------------------------------------------
ASSETS

Current Assets
     Cash                                                     $     272,346      $       2,872
     Accounts Receivable                                             17,522             51,383
     Prepaid Expenses                                                     0              7,621
------------------------------------------------------------------------------------------------

Total Current Assets
------------------------------------------------------------------------------------------------

Property and Equipment
     Office Furniture and Equipment                                   1,260              1,870
     Computer Equipment                                                   0             11,123
     Internet Portal System                                         141,624            151,940
     Accumulated Depreciation and Amortization                       (3,109)           (30,521)
------------------------------------------------------------------------------------------------

Net Property and Equipment
------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                  $     429,643      $     196,288
------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
     Accounts Payable - Related Party                         $     109,467      $      63,395
     Accounts Payable                                                21,774            176,840
------------------------------------------------------------------------------------------------

Total Liabilities                                                   131,241            240,235
------------------------------------------------------------------------------------------------

Stockholders' Equity
     Common Stock - Authorized 20,000,000 Shares $.001
       Par Value; 3,225,000 and 3,653,750 Issued and
       Outstanding                                                    3,225              3,654
     Additional Paid in Capital                                     441,228            584,233
     (Deficit) Accumulated During Development Stage                (150,501)          (630,088)
     Translation Adjustment                                           4,450             (1,746)
------------------------------------------------------------------------------------------------

Total Stockholders' Equity                                          298,402            (43,947)
------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $     429,643      $     196,288
------------------------------------------------------------------------------------------------


                                                                 VENTUREDRIVE, INC. AND SUBSIDIARY

                                                                     (A development stage company)

                                                          CONSOLIDATED STATEMENT OF OPERATIONS AND
                                                      DEFICIT ACCUMULATED DURING DEVELOPMENT STAGE

-----------------------------------------------------------------------------------------------------

                                                                                  February 12, 2000
                                               February 12,     July 1, 2000 to     (inception) to
                                             2000 (inception)    March 31, 2001     March 31, 2001
                                             to June 30, 2000     (Unaudited)        (Unaudited)
-----------------------------------------------------------------------------------------------------
REVENUE
     Sales                                     $       1,761      $      47,440     $      49,201
-----------------------------------------------------------------------------------------------------

EXPENSES
     Consulting                                       47,772            147,472           195,244
     Office                                           30,034             65,970            96,004
     Promotion                                        24,948            122,242           147,190
     Professional Fees                                24,976             65,287            90,263
     Internet Systems Support                         11,142             71,592            82,734
     Business Partners' Support                       10,244             28,952            39,196
     Depreciation and Amortization                     3,146             28,739            31,885
-----------------------------------------------------------------------------------------------------

TOTAL EXPENSES

OTHER INCOME
     Interest Income                                       0              3,227             3,227
-----------------------------------------------------------------------------------------------------

NET INCOME/(LOSS)                              $    (150,501)     $    (479,587)    $    (630,088)
-----------------------------------------------------------------------------------------------------


EARNING/(LOSSES) PER COMMON SHARE
 - BASIC                                       $       (.06)      $       (.13)     $       (.21)
 - DILUTED                                             (.06)              (.13)             (.21)

WEIGHTED AVERAGE SHARES - BASIC                    2,319,700          3,584,069         3,036,797
WEIGHTED AVERAGE SHARES - DILUTED                  2,319,700          3,596,569         3,049,297


                                                                              VENTUREDRIVE, INC. AND SUBSIDIARY

                                                                                  (A development stage company)

                                                                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

----------------------------------------------------------------------------------------------------------------------

                                                                                        Accumulated Other
                                                            Additional                    Comprehensive
                                                 Par Value    Paid-In      Accumulated   Income/(Expense)
                                       Shares                 Capital       (Deficit)                        Total
----------------------------------------------------------------------------------------------------------------------
Balance - February 12, 2000
  (inception)

Sale of Stock                         3,115,000    $3,115     $404,031      $              $                $ 407,146

Stock Issued for
  Professional Fees                      10,000        10        3,382                                          3,392

Stock Issued for Partial
  Payment on Internet                   100,000       100       33,815                                         33,915

Comprehensive Loss:
   Net Loss                                                                  (150,501)                       (150,501)

Other Comprehensive
  Income/(Expense):
  Translation Adjustment                                                                     4,450              4,450
----------------------------------------------------------------------------------------------------------------------

Total Comprehensive Loss                                                                                     (146,051)
----------------------------------------------------------------------------------------------------------------------

Balance - June 30, 2000               3,225,000     3,225      441,228       (150,501)          4,450         298,402
----------------------------------------------------------------------------------------------------------------------

                                                                          VENTUREDRIVE, INC. AND SUBSIDIARY

                                                                              (A development stage company)

                                                                      CONSOLIDATED STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------------------------------------

                                                                                          February 12, 2000
                                                          February 12,   July 1, 2000 to    (Inception) to
                                                        2000 (Inception)  March 31, 2001    March 31, 2001
                                                        to June 30, 2000   (Unaudited)       (Unaudited)
-------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
     Net Loss                                             $    (150,501)   $    (479,587)   $    (630,088)
     Adjustments to Reconcile Net Loss to Net Cash
      Provided by Operating Activities:
       Depreciation and Amortization                              3,146           28,739           31,885
       Stock Issuance in Exchange for Professional
        Services and Internet Portal System                       3,753            7,971           11,724
       (Increase) in Accounts Receivable                        (17,523)         (33,860)         (51,383)
       (Increase) in Prepaid Expenses                                 0           (7,621)          (7,621)
       Increase/(Decrease) in Accounts Payable                  131,242           45,598          176,840
-------------------------------------------------------------------------------------------------------------

NET CASH (USED) PROVIDED BY
 OPERATING ACTIVITIES                                           (29,883)        (438,760)        (468,643)
-------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of Office Furniture and Equipment                  (1,260)            (708)          (1,968)
     Purchase of Internet Portal System                        (141,624)         (19,419)        (161,043)
     Purchase of Computer Equipment                                   0          (11,698)         (11,698)
-------------------------------------------------------------------------------------------------------------

NET CASH (USED) BY INVESTING
 ACTIVITIES                                                    (142,884)         (31,825)        (174,709)
-------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM BY FINANCING ACTIVITIES
-------------------------------------------------------------------------------------------------------------
     Advances from Shareholders                                       0           63,395           63,395
     Sale of Common Stock                                       440,700          135,463          576,163
-------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
                                                                440,700          198,858          639,558
-------------------------------------------------------------------------------------------------------------

EFFECT OF EXCHANGE RATE ON CASH                                   4,413            2,253            6,666
-------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH                                 272,346         (269,474)           2,872

CASH - Beginning                                                      0          272,346                0
-------------------------------------------------------------------------------------------------------------

CASH - Ending                                             $     272,346    $       2,872    $       2,872
-------------------------------------------------------------------------------------------------------------

                                               VENTUREDRIVE, INC. AND SUBSIDIARY

                                                   (A development stage company)

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    June 30, 2000 and March 31, 2001 (Unaudited)
--------------------------------------------------------------------------------

NOTE 1 - BUSINESS ACTIVITIES

         VentureDrive, Inc. (the Company) was formed in April, 2000 as a Delaware corporation and is a Company in the development stage. Prior to April 2000 the founding shareholders of the company formed a Canadian company in February 2000 which company was combined with the Delaware company in May 2000. The Company operates a venture accelerator network through local communities of entrepreneurs, investors, mentors and service providers that enable entrepreneurs and investors to leverage an internet based system to accelerate the development and financing of early stage enterprises. The Company helps entrepreneurs develop investment proposals that meet investors criteria. In the process both entrepreneurs and investors obtain access to each other and improve the chances of obtaining financing, development funds and increased selection of transactions for investors.

         The above services are provided through the Company's wholly owned subsidiary, VentureDrive.com, Inc.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

         Principles of Consolidation - The accompanying consolidated financial statements include the accounts of VentureDrive, Inc. and its wholly owned subsidiary, VentureDrive.com, Inc. All significant intercompany transactions have been eliminated in consolidation.

         Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

         Foreign Currency Translation - For international operations, local currency is considered the functional currency. We translated assets and liabilities to their U.S. dollar equivalents at rates in effect at the combined balance sheet date and contributed capital at their historical rate. Translation adjustments are recorded in Stockholders' Equity. We translate combined statement of operations and accumulated deficit at average rates for the period.

         Cash Equivalents - The Company considers securities with maturities of three months or less, when purchased, to be cash equivalents.

         Accounts Receivable - The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

                                               VENTUREDRIVE, INC. AND SUBSIDIARY

                                                   (A development stage company)

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    June 30, 2000 and March 31, 2001 (Unaudited)
--------------------------------------------------------------------------------

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (Continued)

         Property and Equipment - Property and equipment is stated at cost. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the respective assets as follows:

         Office Furniture and Equipment                      4 Years
         Computer Equipment                                  3 Years
         Internet Portal System                             48 Months

         Long-Lived Assets - The Company accounts for its long-lived assets under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of" ("SFAS 121"). Consistent with SFAS 121, the Company identifies and records impairment losses, as circumstances dictate, on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. If these conditions are present, the impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value. Fair value of an impaired asset is the amount at which the asset could be bought or sold by willing parties. None of these events have occurred with respect to the Company's long-lived assets which consist primarily of machinery and equipment.


NOTE 3 - MERGER

         On May 1, 2000, VentureDrive, Inc. (the "Company") merged with VentureDrive.com, Inc. Each share of VentureDrive.com common stock was converted into one share of VentureDrive common stock. VentureDrive issued 2,110,000 shares in exchange for all of the outstanding shares of VentureDrive.com. VentureDrive's consolidated financial statements have been restated for all periods prior to the merger to include the results of operations; financial position and cash flows of VentureDrive.com as though it had always been a part of VentureDrive. Intercompany transactions from February 12, 2000 (inception) to March 31, 2001 have been eliminated.

                                               VENTUREDRIVE, INC. AND SUBSIDIARY

                                                   (A development stage company)

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    June 30, 2000 and March 31, 2001 (Unaudited)
--------------------------------------------------------------------------------

NOTE 3 - MERGER (Continued)

         The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements are as follows:

                                                 February 12, 2000
                                           (inception) to April 30, 2000
                                           ------------------------------
         REVENUES
              VentureDrive                               $            0
              VentureDrive.com                                        0
                                                          -------------

         COMBINED                                        $            0
                                                          -------------

         NET (LOSS)
              VentureDrive                               $            0
              VentureDrive.com                                  (61,195)
                                                          -------------

         COMBINED                                        $      (61,195)
                                                          -------------


NOTE 4 - CONCENTRATION OF CREDIT RISK

         The Company maintains cash balances at one Canadian chartered bank in Toronto, Ontario. The Canada Deposit Insurance Corporation (CDIC) insures checking accounts and deposits held in savings accounts or in term deposits with a maturity date not exceeding five years, payable in Canadian currency to a maximum of $60,000 of funds at member banks. U.S. currency accounts kept in Canada are not insured by CDIC. Cash exceeded the insured amount by:

                                                                March 31, 2001
                                            June 30, 2000         (Unaudited)
                                            -------------         -----------

         VentureDrive, Inc. - Canadian
            Dollar Accounts                    $347,430                   $0
         VentureDrive.com, Inc. - U.S.
            Dollar Account                        1,549                    0


NOTE 5 - EARNINGS/(LOSSES) PER COMMON SHARE

         Basic earnings per common share was calculated by dividing net loss by the weighted average number of common shares outstanding during the period.

                                               VENTUREDRIVE, INC. AND SUBSIDIARY

                                                   (A development stage company)

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    June 30, 2000 and March 31, 2001 (Unaudited)
--------------------------------------------------------------------------------

NOTE 6 - COMPREHENSIVE INCOME

         VentureDrive has adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires new standards for reporting and displaying foreign translation adjustments that VentureDrive has displayed in its Combined Statements of Changes in Shareowners' Equity. However, it does not affect net income or total shareowners' equity.

                                                    Translation Adjustment

         Balance February 12, 2000 (Inception)              $       0
         Period Change                                          4,450
                                                              -------
         Balance June 30, 2000                                  4,450
         Period Change                                         (6,196)
                                                              --------
         Balance March 31, 2001                                $1,746
                                                               ======


NOTE 7 - INCOME TAXES

         No provision for income taxes is required, as the Company has incurred losses during its development stage. These losses are available to offset taxable years in the future. The losses expire from 2007 until 2021.


NOTE 8 - RELATED PARTY TRANSACTIONS

         During the period, the subsidiary entered into the following transactions with some of the shareholders of VentureDrive, Inc. who are also officers and directors of the subsidiary, or with another company controlled by some of them:
                                                                 July 1, 2000 to
                                                                 March 31, 2001
                                                  June 30, 2000    (Unaudited)
                                                  -------------  ---------------
         Consulting Expense                         $  47,772      $  126,511
         Promotion Expense                             11,056          75,534
         System Support Expense                         8,189          75,963
         Acquisition of Internet Portal System        141,624               0
         Acquisition of Computer Equipment                  0          10,452
         Equipment Lease                                    0          10,342

                                               VENTUREDRIVE, INC. AND SUBSIDIARY

                                                   (A development stage company)

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    June 30, 2000 and March 31, 2001 (Unaudited)
--------------------------------------------------------------------------------

NOTE 9 - BUSINESS SEGMENTS

         The Company has adopted SFAS No. 131, "Disclosures Segments of an Enterprise and Related Information." The following table presents information by geographic as of and for the period ended June 30, 2000:

                                                         Long-Lived
                                          Revenue          Assets
                                          -------        -----------

         United States                   $       0      $         0
         Canada                              1,761          139,775

         and for the period ended
           March 31, 2001:

         United States                   $       0      $         0
         Canada                                  0          144,479


NOTE 10 - SUBSIDIARY

         The following is information on VentureDrive.com, Inc.

                                           3/31/01         6/30/00
                                           -------         -------
         Sales                          $   33,616      $     1,761
         Gross Profit                            0                0
         Net Loss                         (128,907)        (150,456)


NOTE 11 - LOANS FROM SHAREHOLDERS

         Under the terms of a Promissory Note, certain of the Company's shareholders agreed to loan the Company up to Cdn $200,000 at an interest rate of 10% for each ninety day period the loan is outstanding. As at March 31, 2001, Cdn $100,000 was advanced to the Company.

         Subsequent to quarter end, the Company was advanced an additional Cdn $21,650.

                                               VENTUREDRIVE, INC. AND SUBSIDIARY

                                                   (A development stage company)

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    June 30, 2000 and March 31, 2001 (Unaudited)
--------------------------------------------------------------------------------

NOTE 12 - GOING CONCERN

         The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities and the normal course of business. The Company has not established revenues sufficient to cover its operating costs an allow it to continue as a going concern. The Company is in the process of raising funds through their initial offering and in the meantime the principles of the Company will fund the operations as necessary.


NOTE 13 - STOCK OPTIONS

         The Company has granted options to certain employees and consultants in their efforts on behalf of the Company in the conduct of its affairs. The unexercised common share options at March 31, 2001, are as follows:

         -------------------------------------------------------------
                                                        No. of Shares
         Date of Expiration          Exercise Price      Under Option
         -------------------------------------------------------------
         March 31, 2004                   Cdn $0.50            37,500
         June 30, 2004                    Cdn $0.50            37,500
         September 30, 2004               Cdn $0.50            37,500
         December 31, 2004                Cdn $0.50            37,500
         -------------------------------------------------------------

                                [back cover page]

         You should rely only on the information contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.



                               VentureDrive, Inc.

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The laws of the Delaware permit the indemnification of directors, employees, officers and agents of Delaware corporations. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by Delaware law any person whom we indemnify under that law.

         The provisions of Delaware law that authorize indemnification do not eliminate the duty of care of a director. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director has reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a stockholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

         The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not contrary to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         To the extent that we indemnify our management for liabilities arising under securities laws, we have been informed by the SEC that this indemnification is against public policy and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee.............................     $    500.00

Legal Fees and Expenses.....................................       30,000.00

Accounting Fees and Expenses................................       20,000.00

Financial Printing and Engraving............................        5,000.00

Blue Sky Fees and Expenses..................................       10,000.00

Miscellaneous...............................................        9,500.00
                                                                  ----------

             TOTAL..........................................      $75,000.00
                                                                  ==========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         1. On February 11, 2000 and March 9, 2000 the registrant issued to five persons an aggregate of 2,000,000 shares of common stock as founder shares. The exemption under United States federal securities laws for the issuance was
Section 4(2) of the Securities Act of 1933. The total consideration paid was $67,000.

         2. On April 3, 2000, the registrant issued to two persons as service providers 100,000 shares of common stock for an assigned value of $33,847. The exemption for the issuance was section 4(2) of the Securities Act of 1933.

         3. On April 3, 2000, the registrant issued to a landlord 10,000 shares common stock as partial payment for rent due in the amount of $3,385. The exemption for the issuance was Section 4(2) of the Securities Act of 1933.


         4. During the period June - August 2000, the registrant conducted a private placement. In connection with the private placement, the registrant sold 1,520,000 shares of common stock for gross proceeds of $510,000. There were fifteen purchasers, none of whom is a resident of the United States. Each purchaser was determined to be either an accredited investor or sophisticated investor under United States securities law and an exempted purchaser under the laws of the jurisdiction in which the purchaser resides or is an entity. The proceeds of the offering have been used for working capital. In connection with this offering, the registrant issued an aggregate of 23,750 shares of common stock to two individuals as a commission. The value assigned to these shares was $7,955. The recipients of the shares were determined to be sophisticated investors. The exemption for the issuance of these shares by the registrant was
Section 4(2) of the Securities Act of 1933.


ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


  Exhibit No.    Description of Document
  -----------    -----------------------
     3.1        Certificate of Incorporation of VentureDrive, Inc.**


     3.2        Bylaws of VentureDrive, Inc.**

     4.1        Specimen Common Stock Certificate***

     5.1        Opinion of Graubard Miller***

    10.1 Professional Service Agreement between Springboard Technology Solutions Inc. and the Registrant**

    10.2 Development and License Agreement between Springboard Technology Solutions Inc. and Registrant**

    10.3        Consulting Agreement between Registrant and Gordon Walker**

    10.4        Consulting Agreement between Registrant and Peter J. Hamilton**

    10.5        Consulting Agreement between Registrant and Brian J. MacDonald**

    23.1        Consent of Simon Krowitz Bolin & Associates, P.A.***

    23.2        Consent of Graubard Miller (Contained in Exhibit 5.1)***

    23.3        Consent of Parker & Simone, Chartered Accountants, LLP***

    24.1        Powers of Attorney (included on signature page)**

----------------------------
*        To be filed by amendment
**       Previously filed
***      Filed herewith.


ITEM 28.  UNDERTAKINGS

The undersigned issuer undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (1) include any prospectus required by section 10(a)(3) of the Securities Act;


                  (2) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;


                  (3) include any additional or changed material information regarding the plan of distribution;

                  (4) for determining liability under the Securities Act, we will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering; and

                  (5) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) As indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c)      We undertake:

                  (1) For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in the prospectus and the offering of such securities at that time shall be deemed to be the initial bona fide offering of the securities.

                                   Signatures


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to the registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Toronto, Ontario on August 8, 2001.



                                  VENTUREDRIVE, INC.

                                  By: /s/ Peter J. Hamilton
                                      Peter J. Hamilton
                                      President and Chief Executive Officer
                                      (Principal Executive Officer)

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian J. MacDonald and Peter J. Hamilton, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this amendment to the Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                       TITLE                                         DATE
---------                       -----                                         ----


/s/ Gordon W. Walker            Chairman of the Board                         August 8, 2001
--------------------
Gordon W. Walker

 *                              President, Chief Executive Officer            August 8, 2001
---------------------           and Director
Peter J. Hamilton

 *                              Chief Financial Officer, Executive            August 8, 2001
--------------------            Vice President, Secretary, Treasurer
Brian J. MacDonald               and Director (Principal Financial
                                Officer and Principal Accounting Officer)

 *                              Director                                      August 8, 2001
--------------------
Richard Cuthbert

By Power of Attorney

/s/Brian J. MacDonald
Brian J. MacDonald
Attorney-in-Fact


                                  Exhibit Index


  Exhibit No.    Description of Document
  -----------    -----------------------
     3.1        Certificate of Incorporation of VentureDrive, Inc.**


     3.2        Bylaws of VentureDrive, Inc.**

     4.1        Specimen Common Stock Certificate***

     5.1        Opinion of Graubard Miller***

    10.1 Professional Service Agreement between Springboard Technologies Solutions Inc. and the Registrant**

    10.2 Development and License Agreement between Springboard Technology Solutions Inc. and Registrant**

    10.3        Consulting Agreement between Registrant and Gordon Walker**

    10.4        Consulting Agreement between Registrant and Peter J. Hamilton**

    10.5        Consulting Agreement between Registrant and Brian J. MacDonald**

    23.1        Consent of Simon Krowitz Bolin & Associates, P.A.***

    23.2        Consent of Graubard Miller (Contained in Exhibit 5.1)***

    23.3        Consent of Parker & Simone, Chartered Accountants, LLP***

    24.1        Powers of Attorney (included on signature page)**

----------------------------
*        To be filed by amendment
**       Previously filed
***      Filed herewith.